Exhibit 10.16

SAP 4400071312

ECM 9960015230

AMENDMENT TO AIRCRAFT PURCHASE AGREEMENT

This Amendment (“Amendment”), dated as of December 11, 2009, is by and between San Diego Gas & Electric Company, a California corporation having its offices at 8330 Century Park Court, San Diego, California (“Purchaser”), and Erickson Air-Crane Incorporated, a Delaware corporation having its offices at 5550 S.W. Macadam Avenue, Suite 200, Portland, Oregon (“Seller”).

RECITALS

A.                                   Purchaser and Seller are parties to that certain Aircraft Purchase Agreement, dated as of May 27, 2009, (the “Agreement”), pursuant to which Purchaser shall purchase the Aircraft from Seller and Seller shall sell the Aircraft to Purchaser on the terms and conditions set forth therein.

B.                                     Purchaser and Seller desire to amend the Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

1.                                       Incorporation of Recitals.  The Recitals set forth above are hereby incorporated herein as if set forth in the body of this Amendment.

2.                                       Capitalized Terms.  Capitalized terms used in this Amendment without definition shall have the definitions set forth in the Agreement.

3.                                       Amendment of Agreement.  The Agreement is hereby amended as follows:

a.               The definition of “Scheduled Delivery Date” is revised by deleting the date “December 15, 2009” and replacing it with the date “December 18, 2009”.

b.              Section 2.2.1 is revised by deleting after the word “pay” at the beginning thereof the phrase “the balance of the Purchase Price to the Seller” and replacing it with the phrase [* * *], with the balance of the Purchase Price to be paid to the Seller on or before January 4, 2010”.

[* * *]  This confidential material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Acknowledgment Copy

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c.               Section 2.4.2 is revised by deleting the sub- sub- subparagraph (v) thereof and replacing it with new sub- sub- subparagraphs (v) and (vi) as follows:

“(v) [* * *] paid on December 18, 2009 (“Payment 5”).

(vi) [* * *] paid on January 4, 2010 (“Final Payment”) to the bank account set forth below:

[* * *]

d.              [* * *]

e.               [* * *]

[* * *]

f.                 Section 5.1.1(i) is revised by deleting therefrom the phrase “Daugherty, Fowler, Peregrin, Haught & Jenson,” and replacing it with the phrase “McAfee & Taft,”.

g.              Section 5.2.1(g) is revised by deleting therefrom the phrase “Final Payment” and replacing it with the phrase “Payment 1, Payment 2, Payment 3, Payment 4 and Payment 5”.

3.                                       Counterpart Execution.  This Amendment may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall constitute one instrument.

4.                                       Effect of Amendment.  Except as specifically modified by this Amendment, all of the terms, conditions and provisions of the Agreement shall be unmodified and shall remain in full force and effect.

[Signatures appear on following page.]

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IN WITNESS WHEREOF, Purchaser and Seller hereby execute this Amendment as of the date first above written.

Purchaser

San Diego Gas & Electric Company

By:	/s/ Steven C. Reese
Name:	Steven C. Reese, C.P.M.
Title:	Portfolio Manager, Electric Materials,
Generation, and Construction

Seller

Erickson Air-Crane Incorporated

By:	/s/ Charles E. Ryan
Name:	Charles E. Ryan
Title:	CFO

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SAP 4400071312

ECM 9960015230

SAN DIEGO GAS & ELECTRIC COMPANY

as Purchaser

and

ERICKSON AIR-CRANE INCORPORATED

as Seller

AIRCRAFT PURCHASE AGREEMENT IN RESPECT OF

ONE (1) ERICKSON S-64F AIRCRAFT

MANUFACTURER’S SERIAL NUMBER 64095

Supplier Copy

THIS AIRCRAFT PURCHASE AGREEMENT dated as of 26 May 2009

BETWEEN

(1)                                  SAN DIEGO GAS & ELECTRIC COMPANY a corporation organized and existing under the laws of the State of California and having its offices at 8330 Century Park Court, San Diego, California 92123-1530 (the “Purchaser”); and

(2)                                  ERICKSON AIR-CRANE INCORPORATED, a corporation organized and existing under the laws of the State of Delaware and having its offices at 5550 S.W. Macadam Avenue, Suite 200, Portland, OR 97239 (the “Seller”).

IT IS AGREED as follows

1.                                      DEFINITIONS AND INTERPRETATION

1.1                                 Definitions

The terms set forth in this Clause 1.1 when used in this Agreement shall have the meanings set forth herein:

“Acceptance Certificate” means an acceptance certificate in the form set out in Schedule 3.

“AFCS” means Automatic Flight Control System.

“Agreement” means this aircraft purchase agreement together with the Schedules (which form an integral part hereof) as originally executed by the parties hereto, as the same may be amended, modified, novated, replaced or supplemented from time to time.

“Aircraft” means the Airframe, together with the Engines and all Parts installed at Delivery or, with respect to any reference to the Aircraft after the Redelivery Date, installed at the Redelivery Date, and where the context permits, references to the “Aircraft” shall include the Aircraft Documentation and, unless otherwise provided herein, shall mean the Aircraft as a whole and any part thereof.

“Aircraft Documentation” means the manuals, logbooks and other records relating to the Aircraft or any part thereof delivered by the Seller to the Purchaser which shall include, without limitation, all records, manuals, logbooks and other documentation required on the Delivery Date by the rules and regulations of the FAA for Purchaser to take title to, own, control, use, operate, repair and maintain the Aircraft.

“Aircraft Modification and Spare Parts Purchase Agreement” means that certain agreement dated as of the date of this Agreement between Seller and Purchaser with respect to the Modification and the sale of the Spares.

“Airframe” means one (1) remanufactured Erickson S-64F airframe with manufacturer’s serial number 64095, together with all Parts installed at Delivery relating thereto but excluding the Engines.

“Bill of Sale” means a bill of sale substantially in the form set out in Schedule 1 (Form of Bill of Sale).

“Cape Town Convention” has the meaning assigned to such term in Clause 7.

“Crew Provisioning Agreement” means that certain agreement dated as of the date of this Agreement between Seller and Purchaser with respect to Seller providing to Purchaser certain crew members to operate the Aircraft for a period of 24 months from the Redelivery Date.

“Data” means all information and data of any type, form or nature (including but not limited to, designs, drawings, blueprints, tracings, plans, models, layouts, software, specifications, technical publications, electronic transmittals, and memoranda) which may be furnished or made available to Purchaser relating to the Aircraft, Spares, AFCS or the transactions contemplated as the result of this Agreement, the Aircraft Modification and Spare Parts Purchase Agreement or the Crew Provisioning Agreement designated in writing or marked by Seller as “Confidential”.

“Delivery” means the sale and purchase of, and transfer of title to, the Aircraft in accordance with this Agreement.

“Delivery Conditions” are set forth in Schedule 2.

“Delivery Date” means the date on which the Aircraft is delivered by the Seller to the Purchaser in accordance with this Agreement.

“Delivery Location” means Central Point, Oregon or such other location as may be mutually agreed in writing by Seller and Purchaser.

“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“Effective Time” means the time at which Delivery shall occur.

“Encumbrance” means any lien, claim or encumbrance with respect to the Aircraft or Spares.

“Engines” means the two (2) engines installed on the Airframe at Delivery and “ Engine” shall mean each of them.

“Expense” means any and all liabilities, obligations, losses, damages, penalties, fines, claims (whether fraudulent, groundless, false or not), demands, actions, suits, judgements,

legal proceedings (whether civil or criminal), investigations, costs, disbursements and expenses (including legal fees) of every kind and nature whatsoever.

“FAA” means the United States Federal Aviation Administration.

“FAA Bill of Sale” means a Federal Aviation Administration Bill of Sale (AC Form 8050-2) conveying title to the Aircraft.

“Final Payment” shall have the meaning set forth in Clause 2.4.2(ii).

“Foreign Object Damage” means any damage to the Aircraft caused by objects which are not part of the Aircraft.

“Initial Payment” shall have the meaning set forth in Clause 2.4.2(i).

“Modification” means the installation and certification of the AFCS pursuant to the Aircraft Modification and Spare Parts Purchase Agreement.

“Part” means any part, furnishing, appliance, module, accessory, instrument, component, radar, radio, fixtures, fittings or other item of equipment (other than a complete Engine).

“Purchase Price” means an amount equal to $ [* * *] which amount for the avoidance of doubt shall be exclusive of Transfer Taxes (if any).

“Purchaser’s Conditions Precedent” has the meaning given to such term in Clause 5.1.1.

“Redelivery Date” means the date possession of the Aircraft and title to the Spares and the Modification are given to Purchaser upon completion of the Modification.

 “Scheduled Delivery Date” means on or about December 15, 2009.

“Seller Indemnitees” has the meaning given to such term in Clause 8.1.

“Seller’s Conditions Precedent” has the meaning given to such term in Clause 5.2.1.

“Spares” means those spare parts listed on Schedule 2 of the Aircraft Modification and Spare Parts Purchase Agreement.

“Taxes” means any and all fees, taxes (including, without limitation, income, gross receipts, sales, rental, use, turnover, VAT, property (tangible and intangible), excise and stamp), licenses, liens, imposts, duties, recording charges, assessments, withholdings of any

[* * *]  This confidential material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

nature, together with any assessments, penalties, fines, additions to tax and interest thereon (each individually a “Tax”).

“Total Loss” means any of the following events:

(a)                                  loss of the Aircraft or loss of the use of the Aircraft due to theft, hi-jacking, disappearance, destruction, damage beyond repair or rendering of the Aircraft permanently unfit for normal use for any reason whatsoever;

(b)                                 any damage to the Aircraft which results in an insurance settlement on the basis of an actual total loss or an agreed or arranged total loss;

(c)                                  the condemnation or confiscation or the requisition of title by any government entity or taking of title to the Aircraft by any government entity;

(d)                                 the requisition for use or hire or seizure of possession of the Aircraft by any government body that shall have resulted in the loss of possession of such property by Seller and such seizure or requisition shall have continued for a period which extends beyond the Effective Time.

“Transaction Documents” means this Agreement, the Aircraft Modification and Spare Parts Purchase Agreement, the Crew Provisioning Agreement, the Acceptance Certificate, the Bill of Sale and the FAA Bill of Sale, and the AFCS and Spare Parts Bill of Sale delivered under the Aircraft Modification and Spare Parts Purchase Agreement.

“Transfer Taxes” shall mean any and all present and future sales, use, personal property, ad valorem, value-added, withholding, transfer, customs, VAT, stamp, documentary or other similar Taxes, levies, imposts, duties, fees or withholdings, together with any penalties, fines, surcharges or interest thereon and “Taxation” shall be construed accordingly.

“VAT” means value added tax and any other tax of similar nature in any jurisdiction.

1.2                                 Interpretation

Any reference in this Agreement to:

1.2.1                        any “Clause” or “Schedule” is a reference to such Clause or Schedule of, or to, this Agreement;

1.2.2                        “consent” also includes an approval, authorisation, exemption, filing, license, order, permission, recording or registration;

1.2.3                        “hereof”, “herein” and “hereunder” and other words of similar import means this Agreement as a whole and not any particular part hereof;

1.2.4                        “person” includes any individual, firm, company, corporation, partnership, joint venture, trust, unincorporated body of persons or any state or government or any instrumentality, agency or sub division thereof; and

1.2.5                        words importing the singular number include the plural and vice versa.

1.3                                 Headings

Clause and Schedule headings are for ease of reference only and shall not affect the interpretation of any of the provisions hereof.

2.                                      AGREEMENT TO SELL AND PURCHASE

2.1                                 Sale of Aircraft and Spares

Upon and subject to the terms and conditions of this Agreement, and in particular but without limitation, subject to the fulfillment to the satisfaction of, or waiver by, the Seller of the Seller’s Conditions Precedent, the Seller hereby agrees, in consideration of the payment by the Purchaser of the Purchase Price, to sell, deliver and transfer all legal and beneficial title in and to the Aircraft subject to the limited warranty set forth in Clause 4.2, but otherwise in an “as-is, where-is” condition to the Purchaser on the Delivery Date at the Delivery Location free and clear of all Encumbrances other than any Encumbrance created or granted by, or through, Purchaser.

2.2                                 Purchase of Aircraft and Spares

Upon and subject to the terms and conditions of this Agreement and, in particular but without limitation, subject to the fulfillment to the satisfaction of, or waiver by, the Purchaser of the Purchaser’s Conditions Precedent, the Purchaser hereby agrees with the Seller that, on the Delivery Date, it will:

2.2.1                        pay the balance of the Purchase Price to the Seller in accordance with the provisions of this Agreement; and

2.2.2                        purchase and accept delivery (and execute and deliver to Seller the Acceptance Certificate) of the Aircraft from the Seller at the Delivery Location in an “as-is, where-is” condition.

2.3                                 Total Loss

If before Delivery the Aircraft suffers a Total Loss, then with effect from the date of such Total Loss this Agreement shall without further act terminate, and the rights and obligations of the parties hereunder shall cease and be discharged without further liability on the part of either the Seller or the Purchaser, save that Seller shall return to Purchaser the Initial Payment and any other Purchase Price installment payments made by Purchaser to Seller under Clause 2.4 of this Agreement.

2.4           Payments

2.4.1        Payment of Purchase Price

2.4.2        The Purchaser shall subject to the terms and conditions of this Agreement pay the Purchase Price to the Seller as set forth below:

(i)            [* * *] paid on the date this Agreement is signed by the Purchaser and Seller (“Initial Payment”)

(ii)           [* * *] on June 26, 2009 (“Payment 2”).

(iii)          [* * *] on July 26, 2009 (“Payment 3”).

(iv)          [* * *] on November 25, 2009 (“Payment 4”).

(v)           [* * *]  paid immediately prior to the Effective Time (“Final Payment”) to the bank account set forth below:

[* * *]

2.4.3        All amounts payable by the Purchaser under this Agreement shall be paid, subject to Clause 2.4.4 below, on the due date for payment by remittance in Dollars in same day funds in full, without any set-off or counterclaim whatsoever and free and clear of any deductions and withholdings, subject to receipt by the Purchaser of a timely invoice delivered to the Purchaser in accordance with Clause 2.4.4 below.

2.4.4        The Seller shall submit an invoice for each Purchase Price instalment required hereunder, not less than five (5) days prior to the scheduled instalment payment date.  The Seller shall include [* * *] on all invoices submitted.  All invoices submitted shall have complete support documentation of all charges incurred, including any data required to calculate fees or variable rate charges.  The Purchaser shall make payment on the later of (i) the due date and (ii) Net one (1) day after receipt and approval of an undisputed invoice.  Invoices shall be in duplicate and in a format approved by the Purchaser to the following addresses:

Original to:	San Diego Gas & Electric Company
Accounts Payable
PO BOX 129007
San Diego, CA 92112-9007

With Copies to:	San Diego Gas & Electric Company
Attention: Jonathan Woldemariam
[* * *]@semprautilities.com
Attention: Rachel Romani
[* * *]@semprautilities.com

2.5           Tax Gross-up

All payments to be made by the Purchaser to the Seller shall be made free and clear of and without deduction for or on account of Transfer Tax unless the Purchaser is required to make such a payment subject to any deduction or withholding for or on account of Transfer Tax, in which case the sum payable by the Purchaser (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the Seller receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

2.6           [* * *]

[* * *]

2.6.1        [* * *]

2.6.2        [* * *]

2.6.3        [* * *]

2.6.4        [* * *]

2.6.5        [* * *]

2.6.6        [* * *]

2.6.7        [* * *]

3.             DELIVERY AND TITLE

3.1           Delivery and Title

Upon and subject to the terms and conditions of this Agreement, sale and transfer of title to the Aircraft by the Seller to the Purchaser hereunder shall take place on the Delivery Date at the Effective Time by the Seller delivering the completed and executed Bill of Sale and FAA Bill of Sale to the Purchaser (or its authorised representative) immediately whereupon the risk of loss or destruction of, or damage to, the Aircraft shall pass from the Seller to the Purchaser and the Seller shall transfer and convey to the Purchaser all legal and beneficial title to the Aircraft free and clear of Encumbrances other than Encumbrances created or granted by, or through, Purchaser.  Delivery may be delayed for any of the following causes:  acts of God, war, armed hostilities, riots, fires, floods, earthquakes or serious accidents, governmental acts or failures to act, strikes or labor troubles causing cessation, slowdown or interruption of work, damage to the Aircraft or Spares, failure of or delay in transportation, or inability, after due and timely diligence, to procure materials, systems, accessories, equipment or parts; or arising out of any other cause to the extent it is beyond Seller’s control or not occasioned by Seller’s negligence.  A delay resulting from such causes shall cause the Scheduled Delivery Date to be equitably extended.

3.2           Location of Aircraft

At the Effective Time, the Aircraft shall be located at the Delivery Location.

3.3           Representative

Purchaser shall appoint a representative (“Representative”) upon execution of this Agreement who will be the agent of the Purchaser with respect to all technical issues concerning the Aircraft, Spares and the Modification.  Seller shall provide office space for the Representative at Seller’s Central Point, Oregon facility at no charge to the Purchaser during the remanufacturing and Modification of the Aircraft.  All other costs and expenses related to the Representative shall be borne by the Purchaser including, without limitation, travel, accommodation, meals, communication, remuneration and benefits.  The prompt and professional conduct of the Representative throughout the remanufacturing process is critical to the Delivery of the Aircraft on the Scheduled Delivery Date in the Delivery Condition (and the Spares and AFCS on the Redelivery Date) and Seller shall not be responsible for any act or failure to act on the part of the Representative.

The Purchaser shall indemnify and hold harmless each of the Seller Indemnitees, (and each of their respective successors, assigns, affiliates, and their respective officers, directors, shareholders, members, partners, employees, agents, contractors and subcontractors ) from and against all Expense arising from (i) the death of or injury to the Representative and to any employee, agent or contractor of the Representative or the Purchaser, or (ii) the loss of or damage to any property of the Representative, the Purchaser or any employee, agent or contractor of the Representative or the Purchaser, in connection with or arising out of any activity of the Representative, the Purchaser or any employee, agent or contractor of either including, without limitation, with respect to any acceptance flight, demonstration flight, monitoring, test or inspection of the Aircraft, Spares or Modification and the correction of any non-conformities whether or not arising from the negligence (whether active or passive) of any such indemnified person; excluding, however, any such Expenses attributable to the gross negligence or willful misconduct of any such indemnified person.

3.4         Inspection and Test

Prior to the Delivery, Purchaser shall be provided an opportunity to have the Representative observe an inspection of the Aircraft in accordance with the Manufacture Phase Inspection Guide Doc.  No. 4002-3 and a test of the Aircraft in accordance with ATP E25, 501 to determine that the Aircraft meets Delivery Conditions.  Promptly upon conclusion of the inspection and the test, the Representative shall deliver to Seller in writing a list containing any non-conformity with respect to the Delivery Conditions, and Seller shall agree in writing to correct any such non-conformity with respect to the Delivery Conditions prior to the Redelivery on the Redelivery Date.

4.             REPRESENTATIONS AND WARRANTIES

4.1            Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Purchaser that:

4.1.1        the Seller is a corporation validly existing under the laws of the State of Delaware and has the corporate power to enter into and perform the transactions contemplated by the Transaction Documents and is duly qualified to do business as a foreign corporation and is in good standing in the State of Oregon;

4.1.2        the execution, delivery and performance of the Transaction Documents have been duly authorised by all necessary corporate action on the part of the Seller;

4.1.3        each consent required by the Seller to authorise, or required by it in connection with the execution, delivery, performance, legality, validity or enforceability of the Transaction Documents has been obtained and is in full force and effect, and there is no default in the observance or performance of any of the conditions and restrictions (if any) imposed on or in connection therewith;

4.1.4        the entry by the Seller into, and performance by the Seller of the transactions contemplated by, the Transaction Documents do not and will not conflict with:  (1) any law or regulation or any official or judicial order applicable to the Seller; (ii) the constitutional documents of the Seller; or (iii) any material agreement or document to which the Seller is a party or by which the Seller or any of its properties is bound or require any consent, approval or authorization of, the giving of notice to or registration with or taking any other action under any applicable law or regulation in respect of any governmental authority with jurisdiction, except as otherwise set forth in this Agreement;

4.1.5        no litigation or other proceeding before any court, administrative agency or government body is pending or, to the best of the Seller’s knowledge threatened against the Seller, the outcome of which could materially adversely affect the validity of the Transaction Documents or the rights, benefits or interest of the Purchaser conveyed hereunder;

4.1.6        the Seller holds good title to the Aircraft, free and clear of all Encumbrances other than those created or granted by or through Purchaser, and upon Delivery, Seller shall convey to Purchaser, its successors and assigns, good title to the Aircraft, free and clear of any and all Encumbrances other than those created or granted by or through Purchaser;

4.1.7        the Seller holds all licenses, certificates, permits and franchises from the FAA and all other appropriate agencies of the United States of America and/or other governmental authorities or political subdivisions thereof having jurisdiction necessary to authorize Seller to perform its obligations under the Transaction Documents; and each such certificate, permit and franchise is in full force and effect.

4.2            Limited Warranty

4.2.1        Seller warrants that for a period of [* * *] from the Redelivery Date, whichever comes first, the Aircraft, AFCS and Spares , will be free of defects of material and workmanship (for purposes hereof, defects of material or workmanship shall mean a failure on the part of Seller to conform to generally accepted aircraft maintenance industry practices as prescribed by applicable FAA regulations and manufacturer’s specifications) and Seller will, subject to the terms and conditions set forth below, repair or replace, at Seller’s sole discretion, any Part or component delivered by Seller on the Delivery Date or the Redelivery Date which is defective during the warranty period.

4.2.2        The warranty provided in Clause 4.2.1 does not apply to, and Seller shall not bear any responsibility to repair or replace, any Spare, Part or component rendered unserviceable due to (i) improper storage, use, operation, abuse or negligent acts or omissions of Purchaser or any third party, (ii) failure of Purchaser or any third party to properly install, service, and/or maintain the Spare, Part or component, (iii) the failure of Parts or components not supplied by Seller, (iv) accident or incident or any other causes external to the Spare, Part or component under this warranty and (v) Foreign Object Damage.  For purposes of this Section 4.2.2, “third parties” shall not include Seller or any officer, director, member, partner, affiliate, employee, agent, contractor or subcontractor of Seller involved with the use, operation, repair, maintenance, storage, overhaul or other actions required or taken in connection with this Agreement, the Aircraft Modification and Spare Parts Purchase Agreement or the Crew Provisioning Agreement and the warranty contained herein shall cover any of the actions referenced in clauses (i)-(iv) above attributable to any such persons.  The warranty provided in Clause 4.2.1 does not apply to, and Seller shall not bear any responsibility to repair or replace, any expendables or consumables, which are items required for normal and routine maintenance or replaced at scheduled intervals shorter than the warranty period, such as engine oil and hydraulic fluid, oil filters, tires, brake pads, packings and o-rings, anti-corrosion and/or sealing compounds, brush plating material, nuts, bolts, washers, screws, fluids, compounds, and standard aircraft hardware that is readily available to aircraft operators from sources other than Seller.

4.2.3        The warranty period applicable to any Spare, Part or component repaired or replaced is the remainder of the warranty period in effect for such Spare, Part or component delivered on the Redelivery Date.

4.2.4        Purchaser must discover the unserviceable Spare, Part or component within the warranty period and shall, promptly (and in no event more than 10 days after such discovery or notice thereof to Purchaser) notify the Seller in writing of the subject Spare, Part or component.  Purchaser, at its own cost and expense shall ship the affected item C.I.F. to Seller’s facility in Central Point, Oregon and shall bare all risk of loss of or damage to the item during shipment.  Seller shall ship the repaired or replacement item C.I.F. to Purchaser within the continental United States at Seller’s cost and expense and will bare all risk of loss of or damage to such item during shipment.  If Seller determines that the Spare, Part or component shipped to it for warranty repair or replacement was not unserviceable, then Purchaser shall be responsible for the return of the item to it FOB Central Point, Oregon at its cost and expense and shall bare all risk of loss of or damage to the item and, further, Purchaser shall pay to Seller for the cost to inspect the item and return it to service at Seller’s then prevailing retail prices charged to customers in the ordinary course of its business.  Such payment shall be made net no more than thirty (30) days from the date of Seller’s invoice.

4.3             Disclaimer

4.3.1        EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE BILL OF SALE, THE SELLER MAKES NO REPRESENTATIONS WHATSOEVER IN RESPECT OF THE AIRCRAFT, THE AFCS AND THE SPARES (THE AIRCRAFT, THE

AFCS AND THE SPARES BEING SOLD “AS-IS, WHERE-IS” “WITH ALL FAULTS”), AND OTHER THAN AS SET FORTH IN THIS AGREEMENT, THE SELLER SPECIFICALLY DISCLAIMS, AND EXCLUDES (i) ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, DESCRIPTION, AIRWORTHINESS, VALUE, SATISFACTORY QUALITY, DESIGN, QUALITY, MANUFACTURE OR OPERATION OF ANY KIND OR NATURE, (ii) ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF FREEDOM FROM ANY RIGHTFUL CLAIM BY WAY OF INFRINGEMENT OR THE LIKE, (iv) ANY IMPLIED REPRESENTATION OR WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, AND (v) ANY OBLIGATION OR LIABILITY OF THE SELLER ARISING IN CONTRACT OR IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF THE SELLER, ACTUAL OR IMPUTED, OR IN STRICT LIABILITY, INCLUDING ANY OBLIGATION OR LIABILITY FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO THE AIRCRAFT, THE AFCS OR THE SPARES OR FOR ANY LIABILITY OF THE PURCHASER TO ANY THIRD PARTY OR ANY OTHER DIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGE WHATSOEVER.  NO AGREEMENT ALTERING OR EXTENDING THE SELLER’S LIABILITY FOR WARRANTIES WILL BE BINDING UPON THE SELLER UNLESS IN WRITING AND EXECUTED BY A DULY AUTHORISED OFFICER OF THE SELLER.

4.3.2        Neither party hereto will be liable to the other for any special, consequential, incidental or exemplary damages of any kind whatsoever arising out of or in connection with the performance or failure to perform under the Transaction Documents.

4.4               Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Seller that:

4.4.1        the Purchaser is a corporation validly existing under the laws of the State of California and has the corporate power to enter into and perform the transactions contemplated by the Transaction Documents;

4.4.2        the execution, delivery and performance of the Transaction Documents have been duly authorised by all necessary corporate action on the part of the Purchaser;

4.4.3        each consent required by the Purchaser to authorise, or required by it in connection with the execution, delivery, performance, legality, validity or enforceability of the Transaction Documents has been obtained and is in full force and effect, and there is no default in the observance or performance of any of the conditions and restrictions (if any) imposed on or in connection therewith;

4.4.4        the entry by the Purchaser into, and performance by the Purchaser of the transactions contemplated by, the Transaction Documents do not and will not conflict with:  (i) any United States Federal or California State utility law or regulation or any official or judicial order applicable to the Purchaser; (ii) the constitutional documents of the Purchaser; or (iii) any material agreement or document to which the Purchaser is a party or by which the Purchaser or any of its properties is bound; and

4.4.5        no litigation or other proceeding before any court, administrative agency or government body is pending or, to the best of the Purchaser’s knowledge threatened against the Purchaser, the outcome of which could materially adversely affect the validity of the Transaction Documents or the rights, benefits or interest of the Seller conveyed hereunder.

4.5         Fee Disclaimer

Each of the Purchaser and the Seller hereby represents and warrants to the other that it has not paid, agreed to pay or caused to be paid directly or indirectly in any form, any commission, percentage, contingent fee, brokerage or other similar payments of any kind, in connection with the consummation of the transactions contemplated by the Transaction Documents to any person (other than fees payable to the Representative or the Purchaser’s or the Seller’s technical or legal advisers (as the case may be).  Each of the Purchaser and the Seller agrees to indemnify and hold the other harmless from and against any and all claims, suits, damages, costs and expenses (including, but not limited to reasonable attorneys’ fees) asserted by any agent, broker or other third party for any commission or compensation of any nature whatsoever based upon the Transaction Documents or the Aircraft, if such claim, suit, damage, costs or expense arises out of any breach by the indemnifying party, its employees or agents of this Clause 4.5.

4.6         Repetition of Representations and Warranties

Each representation set out in Clauses 4.1 (Representations and Warranties of the Seller), 4.4 (Representations and Warranties of the Purchaser) and 4.5 (Fee Disclaimer) shall be deemed to be repeated on the Delivery Date and the Redelivery Date by reference to the facts and circumstances existing on such date and shall survive the execution hereof and the Delivery and Redelivery of the Aircraft.

5.             CONDITIONS PRECEDENT

5.1            Purchaser’s Conditions Precedent

5.1.1        The obligations of the Purchaser under this Agreement are subject to the following conditions precedent (the “Purchaser’s Conditions Precedent”) being fulfilled to the satisfaction of, or waived in writing by, the Purchaser:

(a)       the representations and warranties on the part of the Seller contained in this Agreement shall be true and accurate on and as of the Delivery Date as if made and repeated on and as of the Delivery Date with reference to the facts and circumstances existing as of the Delivery Date;

(b)       no Total Loss of the Aircraft shall have occurred;

(c)       the Transaction Documents shall have been executed and delivered by the parties thereto (other than the Purchaser);

(d)       [Intentionally left blank];

(e)       evidence of the issue of each approval, license and consent which may be required in connection with the performance by the Seller of all its obligations under the Transaction Documents;

(f)        the Seller shall have made the Aircraft available for Delivery at the Delivery Location on the Delivery Date,

(g)       on the Delivery Date the Aircraft shall be in construction configuration and conform in all material respects to the Delivery Conditions except as otherwise set forth in writing in accordance with Clause 3.4;

(h)       the Aircraft has been duly certified by the FAA as to type and has a current, valid FAA airworthiness certificate;

(i)        at the time of Delivery, Daugherty, Fowler, Peregrin, Haught & Jenson, special FAA counsel to Purchaser, shall have confirmed that such counsel is forthwith furnishing Purchaser an opinion addressed to Purchaser to the effect that (i) the FAA Bill of Sale and FAA Application for Registration with respect to the Aircraft have been duly filed with the FAA; (ii) legal title to the Aircraft is vested in Purchaser, free and clear of all Encumbrances of record; and (iii) the transfer of title to the Aircraft has been registered on the International Registry in accordance with the Cape Town Convention;

(j)        no legal or governmental action, suit or proceeding shall have been instituted or threatened before any court, administrative agency or tribunal, nor shall any order, judgment or decree have been issued or proposed to be issued by any court, administrative agency or tribunal to set aside, restrain, enjoin or prevent the consummation of this Agreement, any Transaction Document or the transactions contemplated hereby or thereby;

If any of the Purchaser’s Conditions Precedent remain outstanding on the Termination Date and are not waived or deferred in writing by the Purchaser, the Purchaser shall be entitled at any time thereafter to terminate its obligation to purchase the Aircraft from the Seller by notice, whereupon neither party shall have any further obligation or liability hereunder, other than the obligation of the Seller to return the Initial Payment and any other of the payments received pursuant to Clause 2.4 of this Agreement to the Purchaser.

5.2            Seller’s Conditions Precedent

5.2.1        The obligations of the Seller under this Agreement are subject to the following conditions precedent (the “Seller’s Conditions Precedent”) being fulfilled to the satisfaction of, or waived in writing by, the Seller:

(a)           the representations and warranties on the part of the Purchaser contained in this Agreement shall be true and accurate on and as of the Delivery Date as if made and repeated on and as of the Delivery Date with reference to the facts and circumstances existing as of the Delivery Date;

(b)           [Intentionally left blank];

(c)           evidence of the issue of each approval, license and consent which may be required in connection with the performance by the Purchaser of all its obligations under the Transaction Documents;

(d)           the Transaction Documents shall have been executed and delivered by the parties thereto (other than the Seller);

(e)           the insurance certificates and brokers letter of undertaking required by Clause 8.2.3 shall have been delivered to Seller;

(f)            the Seller shall have received the Final Payment on the Delivery Date.

If any of the Seller’s Conditions Precedent remain outstanding on the Termination Date and are not waived or deferred in writing by the Seller, the Seller shall be entitled at any time thereafter to terminate its obligation to sell the Aircraft to the Purchaser by notice to the Purchaser, whereupon neither party shall have any further obligation or liability hereunder, except the Seller shall retain the Initial Payment as liquidated damages and not as a penalty and refund to the Purchaser any other payments received pursuant to Clause 2.4 of this Agreement.

6.                                      FEES AND EXPENSES

Each of the Purchaser and the Seller shall be responsible for its own costs and expenses, including legal fees, incurred by each of them in connection with the negotiation, preparation and execution of the Transaction Documents, regardless of whether the Aircraft, the Spares or the AFCS are in fact sold by the Seller to the Purchaser.

7.                                      REGISTRATION FEES

The Purchaser shall be responsible at its own expense for obtaining and maintaining any governmental and other licences, approvals, consents, certificates, exemptions, registrations and filings necessary for the ownership, leasing, registration, maintenance, use or operation of the Aircraft on and after Delivery.  Seller and Purchaser will, at Purchaser’s expense, execute and file documents with the FAA and register an international interest pursuant to the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, both signed in Cape Town, South Africa on November 16, 2001, together with the Regulations for the International Registry, the International Registry Procedures, the International Registry Website terms and conditions, and all other rules, amendments, supplements and revisions thereof (collectively, the “Cape Town Convention”) with respect to the sale of the Aircraft hereunder.

8.                                      INDEMNITIES

8.1                           Indemnities

Purchaser shall indemnify, protect, save and keep harmless Seller and each of its respective successors, assigns, affiliates, and Seller’s and each of their respective officers, directors, shareholders, agents, employees, members, partners, contractors subcontractors, and suppliers, (collectively, the “Seller Indemnitees”) for, from and against, and on written demand shall pay or reimburse each Seller Indemnitee for the payment of, any and all losses, costs, expenses, fees (including legal fees and disbursements), payments, demands, liabilities, claims, actions, proceedings, penalties, fines, damages and judgments of any kind and nature whatsoever (other than Taxes) (collectively, “Losses”), imposed on, incurred by or asserted against any Seller Indemnitee from and after the Delivery on the Delivery Date to the extent relating to or arising directly or indirectly out of or in any way connected with (i) the breach by Purchaser of any representation or warranty hereunder or (ii) the ownership, possession, maintenance, modification, control, use, operation, sale, leasing or other application or disposition of the Spares, the Aircraft, the AFCS, any Engine or any Part or component thereof or interest therein, whether by Purchaser or any other person or party; provided, however, that such Losses are not attributable to (a) the gross negligence or wilful misconduct of a Seller Indemnitee or (b) the breach by Seller or any Seller Indemnitee of any express warranty, representation or obligation hereunder or under any other Transaction Document.  Purchaser’s indemnification obligations under this Agreement, except for those arising from a breach by Seller of any express warranty, representation or obligation hereunder or under any other Transaction Document, shall solely be satisfied by the insurance required to be maintained under Clause 8.2 hereof, to the extent Purchaser has complied with its obligations thereunder.  If a claim is made against a Seller Indemnitee for any such Losses, the relevant Seller Indemnitee shall promptly notify Purchaser upon receiving notice of such claim.  If requested by Purchaser in writing, such Seller Indemnitee will, at Purchaser’s expense, take such action as Purchaser or the insurer defending such claim may reasonably direct with respect to such claim.  Notwithstanding any other provision of this Agreement, the obligations of parties under this Clause 8.1 will survive the Delivery of the Aircraft and the Redelivery of the AFCS and the Spares.

Taxes

8.1.1                        Each of the Seller and the Purchaser shall co-operate and use reasonable efforts to avoid or minimize any and all Transfer Taxes imposed on or arising out of the sale of the Aircraft to the Purchaser by the Seller or otherwise imposed on the transactions contemplated by the Transaction Documents.  Notwithstanding the foregoing, any and all Transfer Taxes arising out of the sale and/or delivery of the Aircraft or any Part thereof shall be the sole responsibility and liability of the Purchaser.

8.1.2                        The Purchaser will indemnify and hold Seller harmless on demand from and against any and all Transfer Taxes levied or imposed against or upon the Seller or the Purchaser and relating to or attributable to the Purchaser, this Agreement or the sale and/or purchase of the Aircraft pursuant to this Agreement, and any Transfer Taxes of any kind whatsoever assessed against the Seller which are attributable to any payment made by the Purchaser pursuant to this Clause 8.1.2 (expressly excluding any such Tax based on gross or net income, profits or revenues, franchise or doing business Taxes of Seller).

8.1.3                        If a claim is made against the Seller for any Transfer Taxes required to be indemnified by Purchaser in Clause 8.1.1, the Seller shall promptly notify the Purchaser.  Following receipt of such notice or upon receipt of any claim made by a taxing authority against the Purchaser directly, the Purchaser shall promptly pay and discharge when due any and all Transfer Taxes, the responsibility and liability for which is assumed by the Purchaser pursuant to the provisions of Clause 8.1.1 and/or Clause 8.1.2.

8.2                           Insurance

8.2.1                        Subject to the express provisions of the Crew Provisioning Agreement, the Purchaser shall, at no expense to the Seller, maintain or procure following the Delivery Date liability insurance (including war risks and allied perils, including passengers and third parties, cargo and baggage, products liability and property damage) in respect of the Aircraft including cover for the indemnities in Clause 8.1 in an amount of not less than [* * *] in respect of any one accident and/or occurrence (but in the aggregate in respect of products and personal injury liability).

8.2.2                        The insurance policies in respect of such insurance shall be in form and substance reasonably satisfactory to the Seller and shall include provisions (to the extent commercially available) whereby:

(a)                                  the Seller Indemnitees are named as additional named insureds for their respective rights and interests;

(b)                                 the insurers under any hull or liability policy for the Aircraft shall waive all rights of subrogation against the Seller Indemnitee to the extent of the indemnity under Clause 8.1;

(c)                                  in respect of the interests of each Seller Indemnitee in such policies, the insurance shall not be invalidated by any act or omission (including misrepresentation and non-disclosure) of the Purchaser or any other person (other than as to any such Seller Indemnitee) which results in a breach of any term, condition, warranty or other provision of such policies;

(d)                                 none of the Seller Indemnitees shall have responsibility for the payment of premiums or any other amounts payable under such policies;

(e)                                  if such insurance is cancelled or allowed to lapse for any reason whatsoever, or if any material change is made in such insurance that adversely affects the interest of any Seller Indemnitee, such cancellation, lapse or change shall not be effective as to any Seller Indemnitee for 30 days (or 7 days or such other period as is then customarily obtainable in the industry in the case of any war and allied perils liability coverage) after giving notice from such insurers or the Purchaser’s appointed insurance broker to the Seller ;

(f)                                    be primary without right of contribution from any other insurance maintained by any Seller Indemnitee;

(g)                                 provide a severability of interests provision applicable to each insured and Seller Indemnitee under the policy such that all of the provisions of the insurance required hereunder, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured and Seller Indemnitee;

(h)                                 waive any right of the insurers to any setoff, counterclaim or other deduction against the Seller Indemnitees; and

(i)                                     provide for worldwide coverage, subject to such limitations and exclusions as may be customary, provided, such limitations and exclusions are not applicable to the territories where the Aircraft is operated.

8.2.3                        On or before the Delivery Date and at each renewal of the insurances the Purchaser shall deliver to the Seller originals of each insurance certificate and broker’s letter of undertaking in relation to the Aircraft confirming that the Purchaser has complied with its obligations hereunder.

8.2.4                        So long as Seller is required to provide insurance under Clause 6.2 of the Crew Provisioning Agreement, the obligations of Purchaser under this Clause 8.2 shall be deemed complied with by Purchaser so long as the Purchaser has complied with its obligation to pay for the insurance procured by the Seller under Clause 6.2.1 of the Crew Provisioning Agreement.

9.                                      ASSIGNMENTS

Neither party shall assign or transfer its rights, obligations or interests hereunder without the prior written consent of the other, such consent not to be unreasonably withheld.  The terms “Purchaser” and “Seller” when used herein, shall be deemed to include their respective successors and permitted assigns.  The Purchaser may, at its sole cost and expense, assign its rights by way of security to a third party provider of financing for the purchase described herein provided, however, that any such assignment shall in no way decrease the rights or increase the obligations of Seller hereunder.

10.                               AMENDMENTS

Neither this Agreement nor any provision hereof (including, for the avoidance of doubt, this Clause 10) may be amended, supplemented, changed, waived, discharged or terminated orally, but only by a statement in writing signed by each of Seller and the Purchaser.  For avoidance of doubt, the Representative does not have the authority to enter into any amendments of this Agreement or any Exhibit or Schedule hereto on behalf of the Purchaser.  Only an authorized officer of the Purchaser may sign any such amendment on behalf of the Purchaser.

11.                               NOTICES

11.1                     Notices

All notices to be given under this Agreement shall be in writing and either sent by a nationally recognized overnight courier service, in which case notice shall be deemed delivered as of the date shown on the courier’s delivery receipt; or sent by telecopy during business hours of the recipient, with a copy of the notice also deposited in the United States mail (postage prepaid) the same business day, in which case notice shall be deemed delivered on transmittal by telecopier provided that a transmission report is generated reflecting the accurate transmission of the notices, or sent by United States mail, postage prepaid, in which case notice shall be deemed delivered as of two business days after deposit in the mail, addressed as follows:

To the Purchaser:	SAN DIEGO GAS & ELECTRIC COMPANY
8315 Century Park Court, CP22D
San Diego, CA 92123

Facsimile:	[* * *]

Attention:	Director of Supply Management

11.1.1  to the Seller to:

Address:	ERICKSON AIR-CRANE INCORPORATED
5550 SW Macadam Avenue, Suite 200
Portland, OR 97239

Facsimile:	[* * *]

Attention:	Vice President-General Counsel

or to such other address, email or facsimile number as is notified by one party to the other under this Agreement.

11.2                     English Language

All notices, requests, demands, or other communication under this Agreement, unless made in the English language, shall (unless expressly provided to the contrary) be accompanied by an English translation and the English version of all such documents, notices, communications, evidence, reports, opinions and other documents shall, to the extent permitted by applicable law, prevail in the event of any conflict with the non English version thereof.

12.                               MISCELLANEOUS

12.1                     Entire Agreement

This Agreement contains the entire agreement between the Seller and the Purchaser relating to the purchase of the Aircraft, and the terms and conditions of this Agreement shall not be varied otherwise than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the Seller and the Purchaser.

12.2                     Delay in Exercising Rights

No failure or delay on the part of either party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by either party of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided in this Agreement are cumulative and are in addition to any remedies provided by law.

12.3                     Further Assurance

Each party shall from time to time do and perform such other and further acts and execute and deliver any and all such further instruments as may be required by law or reasonably requested in writing by the other to establish, maintain and protect the rights and remedies of the other and to carry out and effect the intent and purposes of this Agreement.

12.4                     Rights at Law

Nothing contained in this Agreement shall be construed to limit in any way any right, power, remedy or privilege of the parties hereunder or now or hereafter existing at law or in equity.  Each and every right, power, remedy and privilege of each party under this Agreement:  (1) shall be in addition to and not in limitation of, or in substitution for, any other right, power, remedy or privilege under this Agreement or at law or in equity; (ii) may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by it; and (iii) shall be cumulative and not mutually exclusive and the exercise of one shall not be deemed a waiver of the right to exercise any other.

12.5                     Counterparts

This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

12.6                     Severability

If any provision of this Agreement shall become invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired.

12.7                     Data and Confidentiality

12.7.1                  All Data is proprietary to and shall remain the property of Seller.  All Data is disclosed to Purchaser in confidence, and shall neither (1) be used by Purchaser or be furnished by Purchaser to any other person, firm or corporation for the design or manufacture of any products, articles, compositions of matter, or processes, nor (2) be permitted out of Purchaser’s possession, or divulged to any other person or entity except the Representative and as otherwise agreed by Seller in writing, nor (3) be used in the creation, manufacture, development or derivation of any modifications, spare parts, design or configuration changes, or to obtain FAA or any other government or regulatory approval of any of the foregoing.  If consent is given, in writing by Seller, for reproduction in whole or in part, any existing notice or legend shall appear in any such reproduction.  Nothing in this Clause shall preclude Purchaser from using Data for the control, repair, operation, use, sale, leasing, overhaul or maintenance by Purchaser and the Representative of the Aircraft.  Purchaser shall be responsible for and take all steps necessary to insure compliance by its employees and agents with this Clause.  Nothing in this Agreement shall convey to Purchaser the right to use Data to create, manufacture, develop, or cause the reproduction of any aircraft, spare part, or part or component thereof, of a design identical or similar to that of the Aircraft, the Spares and the AFCS purchased under the Transaction Documents, or give to Purchaser a license under any patents or rights owned or controlled by Purchaser.

12.7.2                  This Agreement contains information specifically for Seller and Purchaser, and nothing herein contained shall be divulged by Seller or Purchaser, nor shall any Data provided by Seller hereunder be divulged by Purchaser, to any third party without the prior written consent of the other party hereto; except (i) to the extent required by law or to enforce this Agreement; and (ii) to the extent necessary for disclosure to both parties’ respective regulators, insurers, accountants, legal counsel, technical advisors, the Representative or other professional advisors for whom each party hereto shall be responsible for, and take all steps necessary to insure, compliance by those persons with this Clause.

12.8                           Prohibition on Non-Public Information Sharing

12.8.1                  The Seller understands that the California Public Utilities Commission (“CPUC”) and the Federal Energy Regulatory Commission (“FERC”) have issued certain Affiliate Rules, including, without limitation, CPUC Decision (“D”) 06-12-029; FERC Order 697 (18 C.F.R. Section 35.39(g)); and FERC Order No. 2004.  The Seller and its permitted subcontractors may be in receipt of or have access to non-public information which is subject to the foregoing rules.  In accordance with those rules, Seller understands and agrees, and shall cause its permitted subcontractors to understand and agree not to disclose or allow access to:  (1) any non-public information of the Purchaser and/or Southern California Gas Company with any entity affiliated with such utilities by virtue of substantial, even if not majority, direct or indirect ownership other than the ultimate parent company of both such entities, Sempra Energy (each, a “Sempra Subsidiary”); (2) any non-public electric or gas marketing, procurement or transmission-related information of any Sempra Subsidiary with any other Sempra Subsidiary; (3) any non-public transmission-related information of any Sempra Subsidiary’s transmission operations with persons participating in the performance of the same Sempra Subsidiary’s or any other Sempra Subsidiary’s electric and/or gas procurement, marketing or other merchant functions; or (4) any gas procurement, marketing or merchant information associated with Southern California Gas Company’s merchant function with persons participating in the performance of Southern California Gas Company’s and/or the Purchaser’s gas operations function.

12.8.2                  Seller and permitted subcontractors understand and agree that they may be required to complete training regarding the foregoing at the Purchaser’s sole discretion.

13.                               GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OREGON, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

14.                               JURISDICTION

14.1                     Oregon Courts

Each party to this Agreement irrevocably agrees that any legal action or proceedings in connection with this Agreement which is expressed to be governed by Oregon law, against either party or any of its assets may be brought in any court located in Multnomah County, Oregon, which shall have jurisdiction to settle any disputes arising out of or in connection with this Agreement and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of any State or Federal court sitting in Multnomah County

14.2                     Non-exclusive Submission

The submission to jurisdiction referred to in Clause 14.1 (Oregon Courts) shall not (and shall not be construed so as to) limit the rights of either party to take proceedings against the other party in the courts of any other competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

14.3                     Inconvenient Forum

Each party to this Agreement irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in the courts located in Multnomah County and any claim it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum.

14.4                     Waiver of Immunity

Each party to this Agreement agrees that in any legal action or proceedings against it or its assets in connection with this Agreement no immunity from such legal action or proceedings (which shall include, without limitation, suit, attachment prior to judgement, other attachment, the obtaining of judgement, execution or other enforcement) shall be claimed by or on behalf of it or with respect to its assets, and each party to this Agreement irrevocably waives any such right of immunity which it or its assets now have or may hereafter acquire or which may be attributed to it or its assets and consents generally in respect of any such legal action or proceedings to the giving of any relief or the issue of any process in connection with such action or proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order of judgement which may be made or given in such action or proceedings.

14.5                     Waiver of Jury Trial

Each of the Parties to this Agreement irrevocably waives trial by jury in any action or proceeding with respect to this Agreement or any of the Transaction Documents.

14.6                     Interpretation

No Clause or other provision of this Agreement shall be interpreted against the interest of any party hereto for the reason that such party drafted the Clause or other provision.

14.7                     Government Authorization, Export Shipment

Purchaser shall be responsible for obtaining any required export licenses and import licenses or any other required governmental authorization and shall be responsible for complying with all applicable U.S. and foreign government licensing and reporting requirements for its ownership, use, operation, maintenance, sale, leasing and control of the Aircraft from and after Delivery on the Delivery Date, excluding any such licensing and reporting requirements applicable to Seller in its capacity as operator of the Aircraft pursuant to the Crew Provisioning Agreement.

15.                               AGREEMENT TO LEASE REPLACEMENT AIRCRAFT

Notwithstanding anything to the contrary contained in this Agreement, in the case the Redelivery Date of the Aircraft is delayed beyond June 20 2010, then the Seller agrees that it will provide the Purchaser with the use of a comparable helicopter which can substantially perform all tasks for which the Aircraft is being designed and remanufactured at no costs to the Purchaser, other than the Fees payable by the Purchaser under the Crew Provisioning Agreement and any other costs and expenses payable by the Purchaser thereunder (including, without limitation, the costs and expenses of the insurance policies pursuant to Clause 6.2.1 (Aviation Insurance) thereof) from June 20, 2010 until the Redelivery Date.

16.                               DIVERSE BUSINESS ENTERPRISE GOAL

It is the policy of Purchaser to provide maximum opportunity for women, minority and service disabled veteran business enterprises (“Diverse Business Enterprises” or “DBE”) to participate in the performance of contracts.  As part of Purchaser’s efforts toward achieving Purchaser’s thirty percent DBE goal, Seller shall diligently and in good faith cooperate with Purchaser in identifying and utilizing qualified DBE subcontractors and suppliers for work performed for Purchaser.  Each party shall be responsible for its own costs incurred in connection with this clause.

IN WITNESS WHEREOF the duly authorised representatives of the parties hereto have executed this Agreement and the same has been delivered and rendered effective on the day and year first hereinbefore written.

SCHEDULE 1

FORM OF BILL OF SALE

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ERICKSON AIR-CRANE INCORPORATED (the “Seller”), owner of the full legal and beneficial title to the aircraft, engines, equipment and documents described below (hereinafter referred to as the “Aircraft”):

1.                                       one (1) Erickson S-64F aircraft bearing manufacturer’s serial number 64095;

2.                                       two (2) PW[          ] engines whose serial numbers are [          ] and [          ] respectively;

3.                                       all equipment, accessories and parts belonging to, installed in or appurtenant to such aircraft or engines; and

4.                                       the Aircraft Documentation,

does hereby sell, grant, transfer and deliver all its right, title and interest in and to the Aircraft free and clear of all Encumbrances other than those created or granted by, or through, Purchaser, to SAN DIEGO GAS & ELECTRIC COMPANY (the “Purchaser”), under that certain Aircraft Purchase Agreement dated as of        May 2009 and made between Seller and Purchaser (the “Sale Agreement”), to have and to hold the Aircraft forever.  The Seller hereby warrants to the Purchaser, and its successors and assigns, that it is the legal and beneficial owner of the Aircraft and that there is hereby conveyed to the Purchaser good and marketable title to the Aircraft free and clear of any Encumbrances other than the Encumbrances granted or created by, or through, Purchaser.

The terms “Aircraft Documentation” and “Encumbrances” shall have the same meanings in this Bill of Sale as in the Sale Agreement.

The Aircraft is sold AS IS and WHERE IS and under all the terms and conditions set forth in the Sale Agreement.

Except as stated in Clause 4.1 (Representations and Warranties of the Seller), Clause 4.2 (Limited Warranties) and 4.6 (Repetition of Representations and Warranties) of the Sale Agreement and in this Bill of Sale, to the extent permitted by applicable law, no representations, guarantees or warranties are given by Seller, express or implied of any kind, arising by law or otherwise.

This Bill of Sale and all matters arising from or connected with it are governed by the laws of the State of Oregon without reference to principles of conflicts of law.

IN WITNESS whereof, Seller has caused this Bill of Sale to be duly executed as of this [   ] day of [            ], 2009

ERICKSON AIR-CRANE INCORPORATED

By:

Name:

Title:

SCHEDULE 2

S-64F HELICOPTER

QTY 1

[* * *]

[* * *]

[* * *]

[* * *]

[* * *]

[* * *]

[* * *]

[* * *]

[* * *]

SCHEDULE 3

Acceptance Certificate

Capitalized terms herein have the same meaning as in that certain Aircraft Purchase Agreement dated as of May     , 2009 (the “Agreement”), by and between Erickson Air-Crane Incorporated (“Seller”) and San Diego Gas & Electric Company (“Purchaser”).

Pursuant to the Agreement the undersigned hereby accepts delivery of the Aircraft at     :     (AM/PM) on                     ,           , 2009 in Central Point, Oregon and agrees and confirms that the Aircraft has been delivered to and accepted by Purchaser in accordance with all terms and conditions set forth in the Agreement.

Executed by a duly authorized representative of Purchaser this          day of                   , 2009.

SAN DIEGO GAS & ELECTRIC COMPANY

By:
Name:
Title:

EXECUTION PAGE

The Purchaser

for and on behalf of
SAN DIEGO GAS & ELECTRIC COMPANY

Signature:	/s/ J. Chris Baker

Name: J. Chris Baker

Title: SVP & CIO - SEU Shared Services

The Seller

for and on behalf of
ERICKSON AIR-CRANE INCORPORATED

Signature:	/s/ Charles E. Ryan

Name: Charles E. Ryan

Title: CFO